Exhibit 10.4
AMENDMENT NO. 2
TO THE
HAWKINS, INC.
EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

WHEREAS, Hawkins, Inc., a Minnesota corporation (the “Company”) maintains the Hawkins, Inc. Employee Stock Purchase Plan, as amended (the “Plan”); and
WHEREAS, the Company desires to amend the Plan to provide for a minimum holding period for Shares purchased under the Plan to ensure that Participants’ purchases will qualify for the tax treatment described in Section 423(a) of the Internal Revenue Code of 1986, as amended;
NOW, THEREFORE, BE IT RESOLVED, that, effective with respect to the purchase period commencing on July 1, 2023 and each subsequent purchase period thereafter, the Plan be, and it hereby is, amended as follows:
1.Section 10.2 of the Plan is amended by replacing the second and third sentences of the second paragraph of such section with the following sentence:
“At any time after the Participant has satisfied the minimum holding period requirements established by Code Section 423(a)(1), the Participant may direct such agent to sell such Shares and distribute the net proceeds of such sale to the Participant, or a Participant may request from the agent a certificate representing the Shares credited to the Participant’s account, in which case the agent shall transfer a certificate for such whole number of Shares directly to the Participant.”
2.The other provisions, terms and conditions of the Plan are and will remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been duly adopted by the Company’s Board of Directors as of April 26, 2023.